Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Thompson Dean

Address of Joint Filer:	c/o Avista Capital Partners
65 East 55th Street 18th Floor
New York, NY 10022

Relationship of Joint Filer to Issuer:	10% Owner; Director; Officer (Executive Chairman)

Issuer Name and Ticker or Trading Symbol:	Avista Healthcare Public Acquisition Corp. [AHPA]

Date of Earliest Transaction Required To be Reported (Month/Day/Year):	12/10/2018

Designated Filer:	David Burgstahler

Name of Joint Filer:	David Burgstahler

Address of Joint Filer:	c/o Avista Capital Partners
65 East 55th Street 18th Floor
New York, NY 10022

Relationship of Joint Filer to Issuer:	10% Owner; Director; Officer (President and Chief Executive Officer)

Issuer Name and Ticker or Trading Symbol:	Avista Healthcare Public Acquisition Corp. [AHPA]

Date of Earliest Transaction Required To be Reported (Month/Day/Year):	12/10/2018

Designated Filer:	David Burgstahler